Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statements (Nos. 333-40106, 333-62134, 333-121330, 333-123042, 333-129132 and 333-149222) on Form S-8 and Registration Statement (Nos. 333-123821, 333-128695 and 333-134611) on Form S-3 of Smith Micro Software, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 19, 2008 relating to our audits of the consolidated statements of assets and liabilities of the Mobility Solutions Group (a Division of PCTEL, Inc.) as of December 31, 2007 and 2006 and the related consolidated statements of revenue and expenses, and cash flows for the years then ended, which appears in the Current Report on Form 8-KA of Smith Micro Software, Inc. dated March 21, 2008.

/s/ GRANT THORNTON LLP

Chicago, IL
March 19, 2008